EXHIBIT 99.1

PAB Bankshares, Inc. and The Park Avenue Bank Make a Public Statement on the Passing of a Director

VALDOSTA, Ga., Dec. 22, 2009 (GLOBE NEWSWIRE) -- It is with sadness that PAB Bankshares, Inc. (Nasdaq:PABK), the parent company for The Park Avenue Bank, reports the unexpected death of Walter W. "Bo" Carroll, II, who served as a Director of the Company and the Bank since 1989. Mr. Carroll passed way on Sunday, December 20, 2009, following a sudden illness at the age of 61. "Bo was a trusted friend and advisor who faithfully served our institution and our community with the highest level of integrity," stated Company President and CEO Donald "Jay" Torbert, Jr. "Our prayers and deepest of sympathies go out to his family and friends during this difficult time. He will be greatly missed by all who knew him."

The family's obituary for Mr. Carroll can be found online at http://www.legacy.com/Link.asp?I=LS000137637972X. The family has requested memorials be sent to LAMP, the Lowndes Associated Ministries for People at 601 N. Lee Street, Valdosta, Georgia 31601 or the Trust Fund for Jason Grady at The Park Avenue Bank, Attention: Leanne Balanis, 3102 N. Oak Street Ext., Valdosta, Georgia 31602. Condolences to the family may be conveyed online at www.mclanefuneralservices.com.

About PAB

The Company is a $1.2 billion bank holding company headquartered in Valdosta, Georgia, and its sole operating subsidiary is The Park Avenue Bank. Founded in 1956, the Bank operates through 18 branch offices and two loan production offices in 13 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. The Company's common stock is listed on the NASDAQ Global Select Market under the symbol PABK. More information on the Company is available on the Internet at www.pabbankshares.com.

CONTACT:  PAB Bankshares, Inc.
          Nicole S. Stokes, Executive Vice President and
           Chief Financial Officer
          (229) 241-2775, ext. 1718
          nicoles@parkavebank.com